UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2025

AEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39699	37-1827430
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4670 Willow Road, Suite 125, Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 400-4366

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIDR	The Nasdaq Stock Market LLC
Warrants to receive one share of Common Stock	LIDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of a Material Definitive Agreement.

In support of its 2026 capital optimization objectives, on December 10, 2025, AEye, Inc. (the “Company”) provided the required five trading day written notice to New Circle Principal Investments LLC (“New Circle”) to effectuate the voluntary termination (the “Termination”) of the Share Purchase Agreement, dated July 25, 2024, by and between the Company and New Circle (the “Share Purchase Agreement”), pursuant to which New Circle had committed to purchase, subject to certain limitations, up to $50 million of the Company’s common stock. The Termination is expected to become effective on December 17, 2025. At the time the Company delivered the notice to terminate, and at the time of termination, there were no outstanding borrowings, advance notices or shares of common stock to be issued under the Share Purchase Agreement. In addition, no termination fees or other payments were due by either party in connection with the termination of the Share Purchase Agreement.

Item 8.01.	Other Events.

To offset the loss of liquidity associated with the Termination and achieve a net increase in overall liquidity by approximately $28 million, on December 10, 2025, the Company filed Amendment No. 5 (“Amendment No. 5”) to the Prospectus Supplements (as defined below) to increase the maximum number of shares of the Company’s common stock (the “Placement Shares”) issuable pursuant to the At Market Issuance Sales Agreement between the Company and A.G.P./Alliance Global Partners, dated September 12, 2024 (the “Sales Agreement”), by $50.0 million, which is reflected on Amendment No. 5 as an aggregate offering price of up to $125.0 million of Placement Shares and includes the shares of the Company’s common stock having an aggregate gross sales price of approximately $68.4 million that were sold pursuant to the Prospectus Supplements to date.

The issuance and sale of the Placement Shares by the Company under the Sales Agreement will be made pursuant to the Company’s registration statement on Form S-3 (File No. 333-274546) filed with the Securities and Exchange Commission on September 15, 2023, and declared effective on September 26, 2023, as supplemented and amended by the prospectus supplements, dated as of September 13, 2024 and December 30, 2024 (the “Prospectus Supplements”), Amendments No. 1, No. 2, No. 3, and No. 4 to the Prospectus Supplements, dated as of January 7, 2025, January 23, 2025, July 25, 2025, and July 28, 2025, respectively, and Amendment No 5.

A copy of the legal opinion of Allen Overy Shearman Sterling US LLP relating to the Placement Shares is filed as Exhibit 5.1 hereto.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01.	Financial Statement and Exhibits.

(d)       Exhibits.

Exhibit Number	Description

5.1	Opinion of Allen Overy Shearman Sterling US LLP.

23.1	Consent of Allen Overy Shearman Sterling US LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEye, Inc.

Dated: December 10, 2025
	By:	/s/ Andrew S. Hughes
Andrew S. Hughes
Senior Vice President, General Counsel & Corporate Secretary